SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   -----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                       Network-1 Security Solutions, Inc.
                -------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
             ------------------------------------------------------
                         (Title of Class of Securities)



                                   64121N-10-9
                               -------------------
                                 (CUSIP Number)



                ______________December 9, 2003______________
                ---------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


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                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 98975L108                                          Page 2 of 6 Pages
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1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.
       13-3270745
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2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
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3)     SEC USE ONLY


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4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
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                         5)     SOLE VOTING POWER

      NUMBER                    607,7000
      OF                 -------------------------------------------------------
      SHARES             6)     SHARED VOTING POWER
      BENEFICIALLY
      OWNED BY                  None
      EACH               -------------------------------------------------------
      REPORTING          7)     SOLE DISPOSITIVE POWER
      PERSON
      WITH                      607,700
                         -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                None
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9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       607,700
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10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
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11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.3%
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12)    TYPE OF REPORTING PERSON

       BD
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                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

Network-1 Security Solutions, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

Reservoir Place, 1601 Trapelo Road
Waltham, Massachusetts  02451

Item 2(a).  Name of Person Filing:

First New York Securities L.L.C.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

850 Third Avenue, 17th Floor
New York, NY 10022

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

64121N-10-9

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |X| Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            (c)   |_| Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_| Investment Adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

            (f)   |_| Employee benefit plan or endowment fund in accordance with
                      ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G)

            (h)   |_| Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)  Amount beneficially owned: 607,700

            (b)  Percent of class: 7.3%

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote: 607,700

                 (ii)  Shared power to vote or to direct the vote: None

                 (iii) Sole power to dispose or to direct the disposition of:
                       607,700

                 (iv)  Shared power to dispose or to direct the disposition of:
                       None

Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

The shares reported on this Schedule are held in accounts owned by the Reporting Person and a client of the Reporting Person, both of which are managed by an employee of the Reporting Person. The owners of these accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

Not Applicable.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
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         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                    January 6, 2004
                                    ------------------------------------
                                          (Date)


                                    /s/ Mario Maugeri
                                    ------------------------------------
                                          (Signature)


                                    Mario Maugeri, Director of Operations
                                    -------------------------------------
                                          (Name/Title)